COMMERCETEL, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into by and between DENNIS BECKER hereinafter referred to as "Employee," and COMMERCETEL, CORP., a Nevada corporation hereinafter referred to as "Employer," as of the 21st day of September 2007.

WHEREAS, Employee and Employer desire to set out the terms of Employee's employment, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits they will gain by their performances thereof, all in accordance with the provisions hereinafter set forth:

1.           Term of Employment.  Employer agrees to employ Employee commencing beginning September 21, 2007 (“Commencement Date”) to render services to Employer in the position and with the duties and responsibilities described in Section 2 until the date this Agreement is terminated in accordance with Section 4 (the period from the Commencement Date until such applicable date being the “Period of Employment”).  Employer shall pay Employee the compensation to which he is entitled under Section 3 through the end of the Period of Employment.  Employee hereby accepts and agrees to such hiring, engagement and employment.

2.           Position, Duties, Responsibilities.

2.1           Position.  Employee hereby accepts employment with Employer as President and Chief Executive Officer of Employer.  Employee shall devote his best efforts and his full time and attention to the performance of the services customarily incident to such office and to such other services as may be reasonably requested by Employer.  Employee agrees to serve Employer in such capacity and position during the Period of Employment.  Employee shall be accountable and report directly and solely to the Board of Directors of Employer (“Board”) and shall perform his duties at the direction of the Board.

2.2           Other Activities.  Except upon the prior written consent of the Board, Employee, during the Period of Employment, will not (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of Employer and/or requires a time commitment that could in any way adversely affect such Employee's performance under this Agreement.

           2.3           Duty of Loyalty. Employee agrees to refrain from engaging in any action that might be harmful to Employer, unless Employer consents in writing in advance.  During the employment, Employee shall not, directly or indirectly without the prior written consent of Employer, own an interest in, operate, manage or participate in, offer consulting services to, perform, supply, or provide any similar services to, or be connected as an officer, director, employee, agent, independent contractor, partner, shareholder or principal of (i) any business entity or person engaged in the same business as Employer, within San Diego County, (ii) any customer of Employer, (iii) any Prospect (as defined below) of Employer introduced to Employee during the term of this Agreement, or (iv) any competitor of Employer.  Nothing herein shall be construed to prevent Employee from owning a non-controlling interest in a publicly traded company.

           2.4           Refrain from Harmful Activities.  Employee’s responsibility to promote and support Employer’s business by its very nature requires Employee to prevent Employer from suffering injury or hardship, if it can be avoided.  Accordingly, during the term of this Agreement and for a period of one (1) year following the termination of this Agreement for whatever reason, Employee shall not directly or indirectly (for Employee’s benefit or for the benefit of any other person or entity) (a) disclose, distribute, or otherwise make known to any person, firm, or other entity the identity of any customers, investors, and technology and marketing strategic partners to whom Employee has been introduced by Employer or become acquainted with or learned about in any way during the time when Employee provided services to or for Employer (“Prospects”) for the purpose of marketing or establishing a business relationship with the Prospects or any information pertaining to them, or (b) call on, solicit, take away, or attempt to call on, solicit, or take away any Prospects, or (c) induce or persuade or assist others in inducing or persuading any Prospects to reduce or discontinue doing business with Employer and/or (d) induce or persuade or assist others in inducing or persuading any vendor of Employer to reduce or discontinue doing business with Employer.

3.           Compensation, Benefits, Expenses.

3.1           Compensation.  Employee shall be compensated at the rate of $20,000.00 (Twenty Thousand Dollars) per month, payable at the same time and in the same manner as paid to other employees and Officers of Employer and subject to the usual payroll deductions.  As additional consideration for the services to be rendered by Employee hereunder, upon the Commencement Date, Employee shall be issued Five Hundred Thousand, (500,000) shares of common stock of Employer (“Compensation Shares”) valued as initially issued Common Stock of Employee at Twenty Five Cents ($0.25) per share.  Upon purchase of the Compensation Shares by Employee, Employer shall deliver to Employee a copy of a duly authorized stock certificate representing all of the Compensation Shares and issued in the name of Employee.  Such Compensation Shares shall be subject to the following:

3.1.1           Repurchase Option of Employer

                                           a.           Repurchase Option.  In the event this Agreement is terminated (i) voluntarily by Employee pursuant to Section 4.1 of the Agreement; (ii) pursuant to Section 4.2 or Section 4.3; or (iii) by Employer in accordance with Section 4.4 of this Agreement before all of the shares of the Compensation Shares are released (see Section 3.1.1(b) below) from Employer's Repurchase Option (as defined herein), Employer shall, upon the date of such termination have an irrevocable, exclusive option (which option may be assigned by Employer) (the "Repurchase Option") for a period of 90 days (or such longer period of time either mutually agreed to by Employee and Employer) from such date to repurchase some or all of the Unreleased Shares (as defined in Section 3.1.1(b)) at such time at the original price per share paid by Employee for the Compensation Shares (the "Repurchase Price").   In the event this Agreement is terminated by Employer pursuant to Section 4.5 of this Agreement, all of the Compensation Shares shall be released from the Repurchase Option and the Repurchase Option shall terminate and be of no further force or effect, contingent upon Employee’s signing of the General Release pursuant to Section 4.5 hereof.  Said Repurchase Option shall be exercised by Employer by written notice to Employee or Employee's executor with a check in the amount of the aggregate Repurchase Price for the number of Compensation Shares being repurchased.  Upon delivery of such notice and the payment of the aggregate Repurchase Price for the Compensation Shares being repurchased, Employer shall become the legal and beneficial owner of the Compensation Stock being repurchased and all rights and interests therein or relating thereto, and Employer shall have the right to retain and transfer to its own name the number of Compensation Shares of Compensation Shares being repurchased by Employer.

                                 b.           Release of Compensation Shares from Repurchase Option.  The Compensation Shares shall be released from the Repurchase Option as follows:  (i) One Hundred and Twenty Five Thousand (165,000) of the Compensation Shares shall be released as of the Commencement Date; (ii) One Thirty Sixth (1/36) of the Compensation Shares shall be released pro-rata per month during the Twenty-Four (24) months of the Period of Employment.

                      c.           Release of Compensation Shares from Repurchase Option in the Event of a Sale, Merger or Other Acquisition of Employer or an Initial Public Offering (IPO) by Employer.  In the event of a merger, sale or other acquisition of Employer or IPO by Employer prior to the completion of the Release of Compensation Shares from Repurchase Option in Section 3.1.1(c) above, the Compensation Shares shall be released from the Repurchase Option in full.

d.           Delivery of Shares.  Share certificates representing the Unreleased Shares (as defined in Section 3.1.1(b)) shall be held by Employer for the benefit of Employee.  Shares of Compensation Shares which (i) have been released from Employer's Repurchase Option and (ii) have been paid for in full shall be delivered to Employee at Employee's written request.

3.1.2           Adjustments for Stock Splits. All references to numbers of Compensation Shares and the Repurchase Price in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Compensation Shares which may be made by Employer after the date of this Agreement.

                                 3.1.3           Restrictions on Transferability.   Employee shall not hypothecate, pledge, or otherwise encumber any of the Compensation Shares, or any interest in the Compensation Shares, without the prior consent of Employer.  Employee acknowledges and agrees that in addition to the terms of this Agreement, the Compensation Shares are further subject to the terms and conditions of the Bylaws of Employer (“Bylaws”), which, among other things, provides for rights of first refusal of Employer and/or the other shareholders of Employer to purchase any Compensation Shares proposed to be transferred by Employee.  In addition to the restrictions upon transfer imposed by this Agreement and the Bylaws, Employee acknowledges that the Compensation Shares may not be transferred, sold, assigned, hypothecated or encumbered unless (i) subject to an effective registration statement under the Securities Act of 1933, as amended, unless an exemption is available from the registration requirements of such Act, and (ii) permitted by all applicable state securities laws.  Each Compensation Share certificate of Employer owned by Employee shall have endorsed thereon the following words:

"ANY TRANSFER, ACQUISITION OR PLEDGE OF THE SHARES REPRESENTED BY THIS CERTIFICATE, OR THE TRANSFER OF ANY INTEREST IN THOSE SHARES, IS RESTRICTED BY THE PROVISIONS OF AN EMPLOYMENT AGREEMENT DATED SEPTEMBER 21st, 2007 BY AND BETWEEN DENNIS BECKER AND COMMERCETEL, CORP. (“EMPLOYMENT AGREEMENT’) AND THE BYLAWS OF COMMERCETEL, CORP. (“BYLAWS”).  A COPY OF THE EMPLOYMENT AGREEMENT AND THE BYLAWS MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF COMMERCETEL, INC.  ALL OF THE PROVISIONS OF SAID EMPLOYMENT AGREEMENT AND BYLAWS ARE INCORPORATED HEREIN.  THE EMPLOYMENT AGREEMENT AND THE BYLAWS ARE AUTOMATICALLY BINDING UPON ANY PERSON WHO ACQUIRES OR IS TRANSFERRED SHARES.”

An executed copy of this Agreement shall be delivered to the Secretary of Employer and shall be shown by the Secretary to any person duly authorized in writing by a shareholder who then holds Compensation Shares subject to this Agreement.

3.1.3           Shares Subject to Dilution.  Employee acknowledges and agrees that the proportion of issued and outstanding shares in Employer represented by the Compensation Shares will be subject to dilution as a result of future issuance of securities by Employer such that Employee’s proportionate ownership interest of Employer may be altered and proportionately reduced.

                                3.1.4           Tax Consequences of Receipt of Shares.  Employee acknowledges and agrees that it may receive from Employer a Form 1099 in connection with the Compensation Shares received by Employee hereunder and that it may be eligible to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, which election must be made within thirty (30) days from the transfer of such Compensation Shares to Employee.  Notwithstanding the foregoing, Employee acknowledges that Employer does not purport to give and is not qualified to give Employee any advice as to tax consequences or obligations arising from the Compensation Shares received by Employee.  Employee acknowledges that Employer has recommended that it consult with its tax advisors as to such tax matters.

3.2	Benefits.

3.2.1           Insurance.  Employee shall be eligible to receive any health, dental, disability, and life insurance benefits adopted by the Board to be provided by Employer to its employees, if any.

3.2.2           Retirement Plan/Profit Sharing or Similar Plans.  Employee shall be eligible to participate in the retirement plan adopted by the Board, if any.

3.2.3           Vacation and Professional Time.  Employee shall earn paid vacation time at the rate of four (4) calendar weeks per year.  At the completion of each calendar year, Employer shall pay Employee a cash lump sum payment for any unused vacation or professional time from the recently completed calendar year.  Any unused vacation or professional time shall be paid in a cash lump sum payment promptly after Employee's termination of employment, regardless of the reason for such termination, or at such earlier time as required to avoid forfeiture of accrued, but unused vacation or professional time as described above.

3.2.4           Expenses.  Employer shall reimburse Employee on a monthly basis for receipts he submits for all reasonable and necessary travel and other business expenses incurred by Employee in the performance of his duties hereunder, consistent with Employer's normal expense reimbursement policy.

4.           Termination of Employment.  Employee's employment may only be terminated prior to the expiration of the Initial Term Date upon the first to occur of the following events:

4.1           Voluntary Termination Without Cause.  By Employee may voluntarily terminate this Agreement at any time upon (30) days prior written notice to Employer.

4.2           By Death.  Employee's employment will terminate automatically on the death of Employee.  Employer will pay to Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3 above through the end of the day of such termination, and thereafter Employer's obligation to Employee and/or to his beneficiaries or estate will terminate.  Employee will cooperate with Employer's efforts to obtain life insurance to reimburse Employer for its costs of payments to Employee or his estate, if Employer chooses to obtain insurance for such purpose.

4.3           By Disability.  If Employee is totally and permanently disabled or is prevented from substantially performing his duties under this Agreement because of any illness or physical or mental disability for a period or periods of more than one hundred twenty (120) days in the aggregate during any calendar year or thirty (30) consecutive days in any twelve (12) month period, then Employee's employment will terminate on the last day of the period in which the day evidencing incapacity occurs (i.e., the final day of the 120-day aggregate period or of the 30-day consecutive period).  All of Employer's other obligations will terminate on the date of termination.  Employee will cooperate with Employer's efforts to obtain disability insurance to reimburse Employer for its costs of such payment, if Employer chooses to obtain disability insurance for such purpose. Employee shall be deemed totally and permanently disabled if the Board reasonably determines that Employee is incapable of continuing the further performance of his essential job duties/functions as required under this Agreement.  Such determination shall be made in accordance with all applicable laws.

4.4           By Employer with Cause.  Employer may terminate this Agreement for Cause.

4.4.1           For purposes of this Agreement “Cause” shall mean any one of the following:

                                4.4.1.1                      conviction of Employee for a felony or other crime involving moral turpitude;

 4.4.1.2                      gross negligence of or misconduct by Employee, resulting or likely to result in harm to Employer;

 4.4.1.3                      refusal or failure of Employee to carry out the reasonable or lawful directives of the Board;

 4.4.1.4                      disregard or violation of a material policy of Employer by Employee; or

 4.4.1.5                      material breach of or failure of Employee to perform his obligations under the Employment Agreement (except for reasonable time off due to illness, in accordance with the terms and conditions of this Agreement and applicable law) or the Confidentiality and Nondisclosure Agreement attached hereto.

                      4.4.2.   Cure of Default.  To the extent the occurrence of any of the foregoing (a "Default") is not susceptible to cure, Employer may terminate Employee's employment immediately.  To the extent the occurrence is curable, Employee shall have five (5) days after written notice from Employer to cure the Default in the event of a termination under subsections 4.4.1.5.  No cure period will be provided under subsections 4.4.1.1, 4.4.1.2, 4.4.1.3 or 4.4.1.4.  Any notice of termination provided by Employer to Employee under this Section 4.4 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Employee to take steps to cure the same (if susceptible to cure).

4.5           By Employer Without Cause.  Employer may terminate Employee without Cause upon five (5) days prior written notice.  In the event Employer terminates Employee's employment without Cause, the liability of Employer to Employee as a result of or in connection with such termination, and Employee's exclusive remedy for such termination, will be limited to the release of the Compensation Shares pursuant to Section 3.1.1(a) and compensation at Employee’s current rate of compensation at such time for a period of six (6) months. Notwithstanding anything herein to the contrary, the Compensation Shares shall only be released if and only if Employee executes and delivers the General Release, substantially in the form attached hereto as Exhibit "A" and does not later revoke such General Release in accordance with the terms of the General Release.  For purposes of this Agreement termination by Employer “without Cause” shall include any attempt by Employer to substantially reduce Employee's compensation, benefits or job responsibilities.

5.           Confidentiality and Nondisclosure Agreement.  Concurrently herewith, Employee will execute and deliver to Employer a Confidentiality and Nondisclosure Agreement, substantially in the form attached hereto as Exhibit "B" the terms of which are incorporated herein by this reference.

6.           Headings.  The headings and captions of this Agreement are inserted for convenience only and shall not be used to interpret or construe any provisions of this Agreement.

7.           Notices.  All notices or other communications required hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed as follows:

To Employer:	To Employee:

COMMERCETEL, Corp.	Dennis Becker
Attn: Brian Tobin	1051 Beryl St., Unit D
8929 Aero Drive Ste E	San Diego, CA 92109

Notice of change of address shall be effective only when done in accordance with this Section 7.

8.           Entire Agreement.

8.1           This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer.  This Agreement contains all of the covenants and agreements between the parties with respect to such employment, except as provided herein.  The terms of this Agreement are intended by the parties to be the final expression of their agreement and may not be contradicted by evidence of any prior, contemporaneous or subsequent agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in a judicial, administrative or other legal proceeding involving this Agreement.  The terms of this Agreement may only be modified if done so in writing and signed by the parties.

8.2           In the event Employer has or will promulgate a general employee manual or other written employment policies for its employees, appropriate policies shall apply to Employee except to the extent such policies are contrary to this Agreement.

9.           Amendments and Waivers.  This Agreement may not be modified, amended or terminated except as provided in the Agreement or by an instrument in writing, signed by Employee and by a duly authorized representative of Employer other than Employee.  Through an instrument in writing similarly executed, either Employee or Employer, as the case may be, may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  The failure of any party to insist in any one or more instances upon performance with any term or condition of this Agreement shall not be construed as a waiver of its or his future performance.  The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

10.           Law Governing Agreement.  The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.           Severability and Enforcement.  If any terms, covenants or conditions in this Agreement, or the applications thereof to any person, party, place or circumstance, shall be held by an arbitrator or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement or the application of such terms, covenants or conditions as applied to other persons, parties, places and circumstances shall remain in full force and effect.

12.           Employee Acknowledgment.  Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice, concerning this Agreement and has been advised to do so by Employer, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect and has entered into it freely based on his own judgment.

13.           Joint Preparation.  This Agreement is deemed to have been prepared jointly by the parties hereto and to any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arms length agreements taking into account the specific intention of the parties wherever such intention is discernable.

14.           Binding Arbitration Agreement.  In the event of any dispute between Employee and Employer or any of its agents, employees, affiliated entities, successors or assigns, arising out of or relating to the interpretation, application, breach, arbitrability, or enforceability of this Agreement, or any other dispute arising out of or relating to Employee's employment or relationship with Employer, any such dispute must be resolved in accordance with the Arbitration Agreement, attached hereto as Exhibit “C"

The parties have duly executed this Agreement as of the day and year set forth above.

EMPLOYER:	EMPLOYEE:

COMMERCETEL, Corp

By:
Brian Tobin	Dennis Becker
Its: Chairman	CEO

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (hereinafter "Release") is entered into this __ day of _______, 200_, by and between Dennis Becker (hereinafter "Releasor") and COMMERCETEL, Corp. (hereinafter "Releasee").

RECITALS

A.           Effective _______ __, 200_, Releasor became employed by Releasee according to the terms and conditions of an employment agreement ("Employment Agreement").

B.           On or about __________, Releasee terminated the employment of Releasor without "Cause" as that term is defined in the Employment Agreement.

C.           According to the terms and conditions of the Employment Agreement, Releasor is entitled to certain compensation so long as Releasor executes this General Release of any and all claims.  By execution hereof, Releasor understands and agrees that this Release is a compromise of doubtful and disputed claims, if any, which remain untested; that there has not been a trial or adjudication of any issue of law or fact herein; that the terms and conditions of this Release are in no way to be construed as an admission of liability on the part of Releasee and that Releasee denies liability and intends merely to avoid litigation with this Release.

AGREEMENT

NOW THEREFORE FOR MUTUAL CONSIDERATION, the receipt and sufficiency of which the parties hereto acknowledge, the parties agree as follows:

1.           Releasor does hereby unconditionally, irrevocably and absolutely release and discharge Releasee, its owners, directors, officers, employees, agents, attorneys, heir, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations, from any and all loss, liability, claims, costs (including, without limitation, attorneys' fees), demands, causes of action, or suits of any type, whether in law and/or in equity, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Releasor's employment with Releasee, the termination of said employment and claims of emotional or physical distress related to such employment or termination.  This Release specifically applies to any claims for age discrimination in employment, including any claims arising under the Age Discrimination In Employment Act, the State of California Fair Employment and Housing Act or any other statutes or laws which govern discrimination in employment.

2.           Releasor irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matter released above, it being an intention of the parties that with the execution by Releasor of this Release, Releasee, its owners, officers, directors, employees, agents, attorneys, heirs, representatives, legatees, successors and/or assigns and any related holding, parent and subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Releasor related in any way to the matter discharged herein.

3.           Releasor agrees that all matters relative to this Release and compromise in relation thereto shall remain confidential.  Accordingly, Releasor hereby agrees that, with the exception of Releasor's counsel, spouse and tax advisor, Releasor shall not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the State of California, the fact of settlement and/or terms and conditions of settlement and of this Release, including the amount paid to settle Releasor's claims.  Similarly, Releasor shall not make, issue, disseminate, publish, print or announce any news release, public statement or announcement with respect to these matters, or any aspect thereof, the reasons therefore and the terms of this Release.  Further, in keeping with the spirit of this Release, Releasor shall, upon the execution of this Release, cease and desist from taking any further action in opposition to Releasee, respecting its past employment policies and practices and shall never reapply for employment with Releasor; provided, however, that nothing herein shall be deemed to preclude Releasor from giving statements, affidavits, depositions, testimony, declarations or other disclosures required by or pursuant to legal process.

4.           Releasor does expressly waive all of the benefits and rights granted to him pursuant to Civil Code § 1542, which provides and reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Releasor does certify that he has read all of this Release, the quoted Civil Code section and that he fully understands all of the same.  Releasor hereby expressly agrees that this Release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now known.

5.           Releasor further declares and represents that no promise, inducement or agreement not herein expressed has been made to him and that this Release contains the full and entire agreement between and among the parties, and that the terms of this Release are contractual and not a mere recital.

6.           The validity, interpretation, and performance of this Release shall be construed and interpreted according to the laws of the State of California.

7.           This Release may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

8.           If any provision of this Release, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Release are declared to be severable.

9.           As part of this Release, Releasor agrees to indemnify and hold harmless Releasee against any claim by either the California Franchise Tax Board or the Internal Revenue Service for Releasor's income and other taxes payable as a result of the consideration being paid by Releasee pursuant to this Release or the Employment Agreement.  It is understood that the extent of Releasor's obligation would be to pay all sums due to either agency as income tax and his/her portion of social security taxes related to this Release, plus any applicable penalty and/or interest relating to failure to timely pay the tax.  It is the intention of all parties to this Release that the severance payments made to Releasor are proper and in accordance with all laws.  However, should there be a different determination by either the California Franchise Tax Board or the Internal Revenue Service, Releasor will be obligated based on the terms of this paragraph.

10.           It is understood that this Release is not an admission of any liability by any person, firm association or corporation but is in compromise of any disputed claim.

11.           Releasor represents, acknowledges and agrees that Releasee has advised him, in writing, to discuss this Release with an attorney; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Release; that he has read this Release in its entirety, and fully understands and is aware of its meaning, intent, contents and legal effect; and that he is executing this Release voluntarily, and free of any duress or coercion.

IN WITNESS WHEREOF, the undersigned have executed this Release on the dates shown below at San Diego, California.

RELEASOR

Dated:
Dennis Becker

RELEASEE:

COMMERCETEL, Corp.

Dated:	By:
Brian Tobin
	Its:	Chairman

EXHIBIT B

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

THIS AGREEMENT, is effective as of the date shown below, by and between COMMERCETEL, Corp. ("Employer") and Dennis Becker, as an employee ("Employee") and is in consideration of the services to be provided by Employee for Employer and the compensation for those services to be provided to Employee by Employer, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.  Employee and Employer agree as follows:

1.           OWNERSHIP OF EMPLOYEE DEVELOPMENTS.

           1.1           As used in this Agreement, “designs, inventions and innovations,” whether or not they have been patented, trademarked, or copyrighted, include, but are not limited to designs, inventions, innovations, ideas, improvements, processes, sources of and uses for materials, plans, and systems relating to the design, use, marketing, distribution and management of Employer’s and/or its affiliates’ services or products.

           1.2           As a material part of the terms and understandings of this Agreement, Employee agrees to assign to Employer all designs, inventions and innovations developed, conceived and/or reduced to practice by Employee, alone or with anyone else, in connection with the projects assigned to Employee by Employer during the term of this Agreement, regardless of whether they are suitable to be patented, trademarked and/or copyrighted.

                      1.3           Employee agrees to disclose to Employer any design, invention or innovation relating to the business of Employer and/or its affiliates, which Employee develops, conceives and/or reduces to practice in connection with the projects assigned to Employee by Employer, either alone or with anyone else, during the term of this Agreement and/or within twelve (12) months of the termination of this Agreement.  Employee shall disclose all designs, inventions and/or innovations to Employer, even if Employee does not believe that he is required under this Agreement, to assign his or her interest in such design, invention or innovation to Employer.  If Employer and Employee disagree as to whether or not a design, invention or innovation is included within the terms of this Agreement, it will be the responsibility of Employee to prove that it is not included.

           1.4           The obligation to assign as provided in this Agreement does not apply to any design, invention or innovation to the extent such obligation would conflict with any provincial or federal law. The obligation to assign as provided in this Agreement does not apply to any design, invention or innovation that Employee developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities or Confidential Information and/or Trade Secrets (as defined in Section 2) except those designs, inventions or innovations that either:

(i)           Relate at the time of conception or reduction to practice of the design, invention or innovation to Employer’s and/or its affiliates’ business, or actual or demonstrably anticipated research of Employer’s and/or its affiliates’ products; or

(ii)           Result from any work performed by Employee for Employer and/or its affiliates.

           1. 5           Employee agrees that any design, invention and/or innovation which is required under the provisions of this Agreement to be assigned to Employer shall be the sole and exclusive property of Employer.  Upon Employer 's request, at no expense to Employee, Employee shall execute any and all proper applications for patents, copyrights and/or trademarks, assignments to Employer, and all other applicable documents, and will give testimony when and where requested to perfect the title and/or patents in all designs, inventions and/or innovations belonging to Employer.

           1.6           The provisions of this Section 1 shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

2.           TRADE SECRETS AND CONFIDENTIALITY

           2.1           Definition.  As used in this Agreement, the term "Trade Secrets and Confidential Information" means information, whether written or oral, not generally available to the public, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, which is received from Employer and/or its affiliates, either directly or indirectly, including but not limited to (a) concepts, ideas, plans and strategies involved in Employer’s and/or its affiliates’ products; (b) the processes, formulae and techniques disclosed by Employer and/or its affiliates to Employee or observed by Employee; (c) the designs, inventions and innovations and related plans, strategies and applications which Employee develops during the duration of this Agreement in connection with the projects assigned to Employee by Employer and/or its affiliates; and (d) third party information which Employer and/or its affiliates has/have agreed to keep confidential.  It does not include the following:  (i) information which, at the time of disclosure or observation, had been previously published or otherwise publicly disclosed; (ii) information which is published (or otherwise publicly disclosed) after disclosure or observation, unless such publication is a breach of this Agreement or is otherwise a violation of the contractual, legal or fiduciary duties owed to Employer, which violation is known to Employee; or (iii) information which, subsequent to disclosure or observation, is obtained by Employee from a third person who is lawfully in possession of such information (which information is not acquired in violation of any contractual, legal, or fiduciary obligation owed to Employer with respect to such information, and is known by Employee) and who is not required to refrain from disclosing such information to others.

           2.2           No Disclosure of Trade Secrets and Confidential Information.  During the duration of this Agreement, Employee will have access to and become familiar with various Trade Secrets and Confidential Information.  Employee acknowledges that the Trade Secrets and Confidential Information are owned and shall continue to be owned solely by Employer.  Employee agrees that Employee will not, at any time, whether during or subsequent to the term of employment with Employer, use for Employee’s own benefit Trade Secrets and Confidential Information for any competitive purpose or to divulge the same to any person other than Employer or persons with respect to whom Employer has given its written consent, unless this information has already become known to the public, or Employee is compelled to disclose it by governmental process.  In the event Employee believes that Employee is legally required to disclose any Trade Secrets or Confidential Information, Employee shall give reasonable notice to Employer prior to disclosing such information and shall assist Employer in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information.  If Employee believes that it is necessary for Employee to disclose any Trade Secrets or Confidential Information, Employee shall first obtain written consent to do so from Employer, and the party to whom the disclosure is to be made shall execute a non-disclosure agreement in a form acceptable to Employer, before Employee shall make such disclosure.

           2.3           No Removal of Employer’s Documents or Information.  Employee understands and agrees that all books, records, customer lists and documents connected with the business of Employer and/or its affiliates are the property of and belong to Employer.  Under no circumstances shall Employee remove from Employer’s facilities any of Employer’s and/or its affiliates’ books, records, documents, lists or any copies of the same without Employer’s written permission, nor shall Employee make any copies of Employer’s and/or its affiliates’ books, records, documents or lists for use outside Employer’s office except as specifically authorized by Employer.  Employee shall return to Employer all books, records, documents and customer lists belonging to Employer and/or its affiliates upon termination of Employee’s employment with Employer.

                      2.4           The provisions of Section 2 shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

3.           RETURN OF MATERIALS.  Upon the request of Employer and, in any event, upon the termination of Employee's employment, Employee must return to Employer and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of Employer or Employee's specific duties for Employer, including all copies of such materials.  Employee must also return to Employer and leave at its disposal all materials involving any Confidential Information of Employer.  This Section 3 is intended to apply to all materials made or compiled by Employee, as well as to all materials furnished to Employee by anyone else in connection with Employee's employment.

4.           MISCELLANEOUS

                      4.1           Survival of Obligations.  The covenants in this Agreement shall survive termination of Employee's employment, regardless of who causes the termination and under what circumstances.

  4.2           Construction.  The headings used herein are for convenience or reference only and shall not affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement.  In the interpretation and construction of this Agreement, the acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and/or interpretation, that either party drafted this Agreement.

  4. 3           Governing Law, Jurisdiction and Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules and as if wholly performed within the State of California.  Any litigation regarding the interpretation, breach or enforcement of this Agreement will be filed in and heard by the state or federal courts with jurisdiction to hear such disputes in San Diego, County, California, and the parties hereby expressly submit to the jurisdiction of such courts.

                      4.4           Entire Agreement.  This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all other oral or written representations and understandings.  This Agreement may only be modified by a writing signed by Employee and Employer.

           4.5           No Implied License.  No rights or obligations other than those expressly recited herein are to be implied from this Agreement.  No license is hereby granted, directly or indirectly, to any of the Trade Secrets and Confidential Information disclosed.

           4.6           Severability.  The parties agree that this Agreement is severable and that in the event any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions will not be affected or impaired.  Additionally, the parties expressly grant to any court or other entity interpreting this Agreement the power and authority to modify the terms of this Agreement to extent necessary to allow enforcement of this Agreement to the fullest extent allowed by law.

           4.7           Successors and Assigns.  This Agreement shall be binding upon the successors, assigns and legal representatives of Employee, and inures to the benefit of any successors or assigns of Employer.

  4.8           Waivers.  No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

IN WITNESS WHEREOF, the parties have entered into this agreement as of the date set forth below.

Dated: _________ __, 200_

EMPLOYEE:		EMPLOYER:
COMMERCETEL, Corp.

By:
Signature		Brian Tobin
Dennis Becker		Chairman
Social Security Number:
Address:

EXHIBIT C

EMPLOYEE ARBITRATION AGREEMENT

THIS ARBITRATION AGREEMENT ("Agreement") is made and effective as of _______ __, 200_, by and between COMMERCETEL, Corp. ("Employer"), and Dennis Becker ("Employee").

The purpose of this Agreement is to establish final and binding arbitration for all disputes arising out of Employee's employment or the termination of Employee's employment.  Employee and Employer desire to arbitrate their disputes on the terms and conditions set forth below, in order to gain the benefits of a speedy, impartial dispute-resolution procedure.  Employee and Employer agree to the following:

1.           Claims Covered By The Agreement.  Employee and Employer mutually consent to the resolution by final arbitration of all claims or controversies ("claims") that Employer may have against Employee or that Employee may have against Employer or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as "Employer"), relating to, resulting from, or in any way arising out of Employee's employment relationship with Employer and/or the termination of Employee's employment relationship with Employer.  The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, or sexual orientation); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state or other governmental law, statute, regulation or ordinance, except claims excluded in the following section.

2.           Claims Not Covered By The Agreement.  Claims Employee may have for Workers' Compensation or unemployment compensation benefits are not covered by this Agreement.  Also not covered are claims by Employer for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which Employee understands and agrees that Employer may seek and obtain relief from a court of competent jurisdiction.

3.           Required Notice Of Claims And Statute Of Limitations.  Arbitration may be initiated by Employee by serving or mailing a written notice to the Chairman of the Board of Directors of Employer.  In the case of a termination of employment, the notice must be served or mailed within one (1) year of the termination of employment.  In an arbitration not arising out of termination of Employee's employment, the written notice must be served or mailed within one (1) year of the event which gave rise to the claim for arbitration.  Employer may initiate an arbitration by serving or mailing a written notice to Employee at the last address recorded in Employee's personnel file, within one (1) year of the event which gave rise to the arbitration.  The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.  Failure to comply with all the requirements of this paragraph will constitute a waiver of all rights that the party seeking arbitration may have against the other party, and any such claims shall be void.

4.           Arbitration Procedures.

4.1           After demand for arbitration has been made by serving written notice under the terms of Section 3 of this Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association ("AAA") in San Diego County.

4.2           Except as otherwise provided in this Agreement, the arbitration will be conducted according to the then current version of the AAA Employment Dispute Resolution Rules.  The AAA shall give each party a list of seven arbitrators from its panel of labor and employment arbitrators.  Each party shall alternatively strike one of the arbitrators from the list until only one arbitrator remains.  A coin flip will determine which party chooses whether it desires to strike first or second.

4.3           The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable to the claim(s) asserted.  The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

5.           Arbitration Decision.  The arbitrator's decision will be final and binding.  A party's right to appeal the decision is limited to grounds provided under applicable federal or state law.

6.           Place Of Arbitration.  The arbitration will be at a mutually convenient location which must be within 50 miles of Employee's last employment location with Employer.  If the parties cannot agree upon a location, then the arbitration will be held at the AAA's office nearest to Employee's last employment location with Employer.

7.           Construction.  Should any portion of this Agreement be found to be unenforceable, such portion will be severed from this Agreement, and the remaining portions shall continue to be enforceable.

8.           Consideration.  Employer's offer of employment to Employee and the promises by Employer and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

9.           Arbitration Fees and Costs.  The losing party shall be responsible for the arbitrator's fees and costs.  Each party may be represented by an attorney or other representative selected by the party.  Each party shall be responsible for its own attorneys' or representative's fees.  However, if any party prevails on a statutory claim which affords the prevailing party's attorneys' fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party.

10.           Waiver of Jury Trial/Exclusive Remedy.  EMPLOYEE AND EMPLOYER WAIVE ANY CONSTITUTIONAL RIGHT TO HAVE ANY DISPUTE BETWEEN THEM COVERED BY THE TERMS OF THIS AGREEMENT DECIDED BY A COURT OF LAW AND/OR BY A JURY IN A COURT PROCEEDING AND/OR BY ANY ADMINISTRATIVE AGENCY.

11.           Sole And Entire Agreement.  This Agreement expresses the entire Agreement of the parties and there are no other agreements, oral or written, concerning arbitration, except as provided herein.  This Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

12.           Requirements for Modification or Revocation.  This Agreement to arbitrate shall survive the termination of Employee's employment.  It can only be revoked or modified by a writing signed by the Chairman of the Board of Directors of Employer and Employee which specifically states an intent to revoke or modify this Agreement.

13.           Voluntary Agreement.  EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS ITS TERMS, AND AGREES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN EMPLOYER AND EMPLOYEE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT.  EMPLOYEE HAS VOLUNTARILY ENTERED INTO THE AGREEMENT WITHOUT RELIANCE ON ANY PROVISIONS OR REPRESENTATIONS BY EMPLOYER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH EMPLOYEE'S PRIVATE LEGAL COUNSEL AND EMPLOYEE HAS UTILIZED THAT OPPORTUNITY TO THE EXTENT DESIRED.

Dated: _________ __, 200_	EMPLOYER:

COMMERCETEL, Corp.

By:
Brian Tobin
Its: Chairman

EMPLOYEE:

Dennis Becker

March 16th, 2009

Dennis Becker, CEO
8929 Aero Drive, Suite E
San Diego, CA 92123

Dear Dennis:

Reference is made to that certain employment agreement dated September 21, 2007 (the "Employment Agreement") between you and CommerceTel, Corp., a Nevada corporation, (the "Company") regarding the terms of your employment with the Company.  This will confirm our understanding that the Employment Agreement is hereby amended as follows:

1.  Sections 3.1 and 3.1.1 are hereby deleted and following is inserted in its place:

3.	Compensation, Benefits, Expenses.

3.1           Compensation.  Employee shall be compensated at the rate of $170,000.00 (One Hundred Seventy Thousand Dollars) per year, payable at the same time and in the same manner as paid to other employees and Officers of Employer and subject to the usual payroll deductions.  Employee may be eligible to receive an annual bonus compensation from the Company in an amount up to $130,000.00 (One Hundred Thirty Thousand Dollars) as determined by the Compensation Committee based on attainment of target performance objectives which shall be set by the Compensation Committee of the Board of the Directors of the Company.  As additional consideration for the services to be rendered by Employee hereunder, upon the Commencement Date, Employee shall be issued 1,500,000 (One Million Five Hundred Thousand) shares of common stock of CommerceTel Canada Corporation (“Compensation Shares”) valued as initially issued Common Stock of Employee at Four Cents ($0.04 CDN) per share.  Employee shall pay the total purchase price for the Issued Shares to Employer at some time during the Period of Employment.  Upon purchase of the Compensation Shares by Employee, Employer shall deliver to Employee a copy of a duly authorized stock certificate representing all of the Compensation Shares and issued in the name of Employee.  Such Compensation Shares shall be subject to the following:

3.1.1	Repurchase Option of Employer

                a.           Repurchase Option.  In the event this Agreement is terminated (i) voluntarily by Employee pursuant to Section 4.1 of the Agreement; (ii) pursuant to Section 4.2 or Section 4.3; or (iii) by Employer in accordance with Section 4.4 of this Agreement before all of the shares of the Compensation Shares are released (see Section 3.1.1(b) below) from Employer's Repurchase Option (as defined herein), Employer shall, upon the date of such termination have an irrevocable, exclusive option (which option may be assigned by Employer) (the "Repurchase Option") for a period of 90 days (or such longer period of time either mutually agreed to by Employee and Employer) from such date to repurchase some or all of the Unreleased Shares (as defined in Section 3.1.1(b)) at such time at the original price per share paid by Employee for the Compensation Shares (the "Repurchase Price").   In the event this Agreement is terminated by Employer pursuant to Section 4.5 of this Agreement, all of the Compensation Shares shall be released from the Repurchase Option and the Repurchase Option shall terminate and be of no further force or effect, contingent upon Employee’s signing of the General Release pursuant to Section 4.5 hereof.  Said Repurchase Option shall be exercised by Employer by written notice to Employee or Employee's executor with a check in the amount of the aggregate Repurchase Price for the number of Compensation Shares being repurchased.  Upon delivery of such notice and the payment of the aggregate Repurchase Price for the Compensation Shares being repurchased, Employer shall become the legal and beneficial owner of the Compensation Stock being repurchased and all rights and interests therein or relating thereto, and Employer shall have the right to retain and transfer to its own name the number of Compensation Shares of Compensation Shares being repurchased by Employer.

b.           Release of Compensation Shares from Repurchase Option.  The Compensation Shares shall be released from the Repurchase Option as follows:  One Thirty Sixth (1/36) of the remaining Compensation Shares shall be released pro-rata per month during the Thirty Six (36) months of the Period of Employment.

c.           Release of Compensation Shares from Repurchase Option in the Event of a Sale, Merger or Other Acquisition of Employer or an Initial Public Offering (IPO) by Employer.  In the event of a merger, sale or other acquisition of Employer or IPO by Employer prior to the completion of the Release of Compensation Shares from Repurchase Option in Section 3.1.1(c) above, the Compensation Shares shall be released from the Repurchase Option in full.

d.           Delivery of Shares.  Share certificates representing the Unreleased Shares (as defined in Section 3.1.1(b)) shall be held by Employer for the benefit of Employee.  Shares of Compensation Shares which (i) have been released from Employer's Repurchase Option and (ii) have been paid for in full shall be delivered to Employee at Employee's written request.

e.           Cancellation of Existing Shares.  The Company will cancel all of Employee's unvested shares granted per the terms of the original Employment Agreement in exchange for issuance of the shares referenced in Section 3.1 above.

If the foregoing correctly sets forth our understanding concerning this matter, please sign where indicated below and return to us a copy of same, whereupon this letter shall become a binding agreement between us.

Sincerely,

CommerceTel, Corp., a Nevada corporation

Name:
Title:

Accepted and agreed to as of the date written above.

Dennis Becker, CEO